EXHIBIT 99:  PRESS RELEASE

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

A.G. LAFLEY REPORTS TO P&G SHAREHOLDERS THAT CORE FUNDAMENTALS ARE KEY

TO CONTINUED LONG-TERM GROWTH

CINCINNATI, Oct. 14, 2008 - Procter & Gamble (NYSE:PG) will continue to focus on its core fundamentals to drive long-term growth through good and challenging times alike, Chairman of the Board and Chief Executive Officer, A.G. Lafley, told the company’s shareholders at its annual meeting today.

P&G’s portfolio of leading brands, its focus on creating consumer value, its cash and cost management discipline and its unswerving passion for innovation are the core fundamentals that have and will continue to fuel the company’s growth, shareholders were told.

Mr. Lafley said: “The reason P&G has grown so consistently for so long is that we’re a company that sticks to the fundamentals.  We build brands that improve consumers’ lives.  We deliver superior value day in and day out.  We manage cash and costs with unrelenting discipline.  And we invest in innovation as the primary driver of profitable organic sales growth.

“While the economic environment remains volatile and uncertain, I am confident that P&G can and will continue to prosper over the long term.  We are committed to ensuring P&G will continue to be a company you can count on.”

P&G’s net sales for the fiscal year ended June 30, 2008 increased nine percent to $83.5 billion, with organic sales up five percent - in the middle of the Company’s four to six percent target range.  Diluted earnings per share were $3.64, up 20 percent - or double the Company’s ten percent target.  P&G’s free cash flow was $13.0 billion for the fiscal year, or 106 percent of net earnings - well above the Company’s 90 percent goal.

P&G sales have nearly doubled for each of the past three decades - from $10 billion in 1980 to more than $80 billion today with earnings growth increasing from $640 million to $12 billion over the same period. Over the past five years, P&G has delivered 11 percent compound annual total return to shareholders, nine percent over the past ten years, and 16 percent over the past 20 years.  The Company’s dividends have also increased every year - more than nine percent a year, on average - over the past fifty-two years, and have been paid without interruption since the Company was incorporated 118 years ago.

P&G will issue its results for the first fiscal quarter ended September 30, 2008 on October 29, 2008.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

Forward-Looking Statements
All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  P&G assumes no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from P&G’s expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which P&G has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) P&G’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of these transactions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, intellectual property, and competition law matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including P&G’s outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt, interest rate and commodity cost exposures; (8) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in P&G’s significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make P&G’s products; (12) the ability to stay close to consumers in an era of increased media fragmentation; (13) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (14) the ability to successfully separate P&G’s coffee business.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to P&G’s most recent 10-K, 10-Q and 8-K reports.

Exhibit 1: Non-GAAP Measures

Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales in the 2008 fiscal year:

Total P&G FY 2008
Total Sales Growth	9%
Less: Foreign Exchange Impact	-5%
Less: Acquisition/Divestiture Impact	1%
Organic Sales Growth	5%

Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company's long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow productivity is also one of the measures used to evaluate senior management. The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Fiscal 2008	$15,814	$(3,046)	$12,768	$12,075	106%

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P&G Media Contact:
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974